CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



      We hereby consent to the use in the Form 10-SB Registration Statement, of Hopewell Acquisition Corp. our report as of January 31, 2002 and for the period from January 2, 2002 (inception) to January 31, 2002, dated March 8, 2002, relating to the financial statements of Hopewell Acquisition Corp. which appear in such Form 10-SB.



Lim & Co.
Certified Public Accountants


Edison, New Jersey
March 8, 2002